Pricing supplement To prospectus dated April 13, 2023, prospectus supplement dated April 13, 2023, product supplement no. 4-I dated April 13, 2023 and prospectus addendum dated June 3, 2024	Registration Statement Nos. 333-270004 and 333-270004-01 Dated September 19, 2025 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments	$2,500,000 Digital Contingent Buffered Notes Linked to the iShares® Bitcoin Trust ETF due October 6, 2026 Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek a fixed return of 23.95% if the Final Share Price of the iShares® Bitcoin Trust ETF (the “Fund”) is greater than or equal to the Strike Share Price or is less than the Strike Share Price by up to 20%.
•	Investors should be willing to forgo interest payments and be willing to lose a significant portion or all of their principal if the Final Share Price of the Fund is less than the Strike Share Price by more than 20%.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Investors should be knowledgeable about the risks associated with cryptocurrencies and digital assets because the Fund seeks to reflect generally the performance of the price of bitcoin and therefore the notes involve significant risks in investments tracking cryptocurrencies. Bitcoin has historically exhibited high price volatility relative to more traditional asset classes and has experienced extreme volatility in recent periods and may continue to do so, which may increase the volatility of the Fund.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Fund:	The iShares® Bitcoin Trust ETF (Bloomberg ticker: IBIT)
Payment at Maturity:	If the Final Share Price is greater than or equal to the Strike Share Price or is less than the Strike Share Price by up to the Contingent Buffer Percentage, at maturity you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Contingent Digital Return. Accordingly, under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 × Contingent Digital Return)

If the Final Share Price is less than the Strike Share Price by more than the Contingent Buffer Percentage, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Final Share Price is less than the Strike Share Price. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Fund Return)

In no event, however, will the payment at maturity be less than $0.

If the Final Share Price is less than the Strike Share Price by more than the Contingent Buffer Percentage, you will lose more than 20% of your principal amount at maturity and may lose all of your principal amount at maturity.
Contingent Digital Return:	23.95%, which reflects the maximum return on the notes. Accordingly, the maximum payment at maturity per $1,000 principal amount note is $1,239.50.
Contingent Buffer Percentage:	20%
Fund Return:	(Final Share Price – Strike Share Price) Strike Share Price
Strike Share Price:	The closing price of one share of the Fund on the Strike Date, which was $66.75. The Strike Share Price is not determined by reference to the closing price of one share of the Fund on the Pricing Date.
Final Share Price:	The closing price of one share of the Fund on the Observation Date
Share Adjustment Factor:	The Share Adjustment Factor is referenced in determining the closing price of one share of the Fund and is set initially at 1.0 on the Strike Date. The Share Adjustment Factor is subject to adjustment upon the occurrence of certain events affecting the Fund. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement for further information.
Strike Date:	September 18, 2025
Pricing Date:	September 19, 2025
Original Issue Date:	On or about September 24, 2025 (Settlement Date)
Observation Date*:	October 1, 2026
Maturity Date*:	October 6, 2026
CUSIP:	48136HBK3

*Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement or early acceleration in the event of a liquidation event as described under “Supplemental Terms of the Notes — Acceleration Upon a Liquidation Event” and “Selected Risk Considerations — Risks Relating to the Notes Generally — We May Accelerate Your Notes If a Liquidation Event Occurs” in this pricing supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, Annex A to the accompanying prospectus addendum, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$10	$990
Total	$2,500,000	$25,000	$2,475,000
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $10.00 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $969.70 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes, of which these notes are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf
•	Prospectus addendum dated June 3, 2024:
http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

JPMorgan Structured Investments —	PS- 1
Digital Contingent Buffered Notes Linked to the iShares® Bitcoin Trust ETF

Supplemental Terms of the Notes

The notes are not commodity futures contracts or swaps and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). The notes are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

Any values of the Fund, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the notes. Notwithstanding anything to the contrary in the indenture governing the notes, that amendment will become effective without consent of the holders of the notes or any other party.

Acceleration Upon a Liquidation Event

Notwithstanding anything to the contrary under “The Underlyings — Funds — Discontinuation of a Fund; Alternate Calculation of Closing Price and Trading Price” in the accompanying product supplement, if the Fund (or a successor fund (as defined in the accompanying product supplement)) is delisted, liquidated or otherwise terminated (each, a “liquidation event”) and the calculation agent determines, in its sole discretion, that no successor fund is available, we will have the right, but not the obligation, to accelerate the payment on the notes. If we choose to exercise this right, (a) we will provide, or cause the calculation agent to provide, written notice of our election to exercise this right to the trustee, on which notice the trustee may conclusively rely, at its New York office, and to The Depository Trust Company, or DTC, as holder of the notes, (b) the amount due and payable per note upon early acceleration will be determined by the calculation agent in good faith and in a commercially reasonable manner on the date on which we (or the calculation agent) deliver notice of acceleration and (c) that amount will be payable on the fifth business day following the date on which we (or the calculation agent) deliver notice of acceleration, and the maturity date will be accelerated to that fifth business day. In determining the amount due and payable upon the occurrence of a liquidation event due to delisting of the Fund, the calculation agent will consider the last price published by the relevant exchange before such delisting.

We will provide, or will cause the calculation agent to provide, written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days prior to the date on which payment is due.

JPMorgan Structured Investments —	PS- 2
Digital Contingent Buffered Notes Linked to the iShares® Bitcoin Trust ETF

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Fund?

The following table and examples illustrate the hypothetical total return and the hypothetical payment at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. Each hypothetical total return or payment at maturity set forth below assumes a Strike Share Price of $100 and reflects the Contingent Buffer Percentage of 20% and the Contingent Digital Return of 23.95%.

The hypothetical Strike Share Price of $100 has been chosen for illustrative purposes only and does not represent the actual Strike Share Price. The actual Strike Share Price is the closing price of one share of the Fund on the Strike Date and is specified under “Key Terms — Strike Share Price” in this pricing supplement. For historical data regarding the actual prices of one share of the Fund, please see the historical information set forth under “Historical Information” in this pricing supplement.

Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.

Final Share Price	Fund Return	Total Return
$165.00	65.00%	23.95%
$150.00	50.00%	23.95%
$140.00	40.00%	23.95%
$130.00	30.00%	23.95%
$123.95	23.95%	23.95%
$120.00	20.00%	23.95%
$110.00	10.00%	23.95%
$105.00	5.00%	23.95%
$102.50	2.50%	23.95%
$100.00	0.00%	23.95%
$95.00	-5.00%	23.95%
$90.00	-10.00%	23.95%
$80.00	-20.00%	23.95%
$79.99	-20.01%	-20.01%
$70.00	-30.00%	-30.00%
$60.00	-40.00%	-40.00%
$50.00	-50.00%	-50.00%
$40.00	-60.00%	-60.00%
$30.00	-70.00%	-70.00%
$20.00	-80.00%	-80.00%
$10.00	-90.00%	-90.00%
$0.00	-100.00%	-100.00%

JPMorgan Structured Investments —	PS- 3
Digital Contingent Buffered Notes Linked to the iShares® Bitcoin Trust ETF

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The price of one share of the Fund increases from the Strike Share Price of $100 to a Final Share Price of $105.

Because the Final Share Price of $105 is greater than the Strike Share Price of $100, regardless of the Fund Return, the investor receives a payment at maturity of $1,239.50 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 23.95%) = $1,239.50

Example 2: The price of one share of the Fund decreases from the Strike Share Price of $100 to a Final Share Price of $80.

Although the Fund Return is negative, because the Final Share Price of $80 is less than the Strike Share Price of $100 by up to the Contingent Buffer Percentage of 20%, the investor receives a payment at maturity of $1,239.50 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 23.95%) = $1,239.50

Example 3: The price of one share of the Fund increases from the Strike Share Price of $100 to a Final Share Price of $140.

Because the Final Share Price of $140 is greater than the Strike Share Price of $100 and although the Fund Return of 40% exceeds the Contingent Digital Return of 23.95%, the investor is entitled to only the Contingent Digital Return and receives a payment at maturity of $1,239.50 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 23.95%) = $1,239.50

Example 4: The price of one share of the Fund decreases from the Strike Share Price of $100 to a Final Share Price of $40.

Because the Final Share Price of $40 is less than the Strike Share Price of $100 by more than the Contingent Buffer Percentage of 20% and the Fund Return is -60%, the investor receives a payment at maturity of $400.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -60%) = $400.00

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS- 4
Digital Contingent Buffered Notes Linked to the iShares® Bitcoin Trust ETF

Selected Purchase Considerations

•	FIXED APPRECIATION POTENTIAL — If the Final Share Price is greater than or equal to the Strike Share Price or is less than the Strike Share Price by up to the Contingent Buffer Percentage, you will receive a fixed return equal to the Contingent Digital Return of 23.95% at maturity, which also reflects the maximum return on the notes at maturity. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.
•	LIMITED PROTECTION AGAINST LOSS — We will pay you at least your principal back at maturity if the Final Share Price is greater than or equal to the Strike Share Price or is less than the Strike Share Price by up to the Contingent Buffer Percentage of 20%. If the Final Share Price is less than the Strike Share Price by more than the Contingent Buffer Percentage, for every 1% that the Final Share Price is less than the Strike Share Price, you will lose an amount equal to 1% of the principal amount of your notes. Under these circumstances, you will lose more than 20% of your principal amount at maturity and may lose all of your principal amount at maturity.
•	RETURN LINKED TO THE iSHARES® BITCOIN TRUST ETF — The return on the notes is linked to the iShares® Bitcoin Trust ETF. The iShares® Bitcoin Trust ETF is an exchange-traded fund that seeks to reflect generally the performance of the price of bitcoin before the payment of its expenses and liabilities. The assets of the iShares® Bitcoin Trust ETF consist primarily of bitcoin held by the bitcoin custodian on behalf of the iShares® Bitcoin Trust ETF. For additional information about the iShares® Bitcoin Trust ETF, see “The iShares® Bitcoin Trust ETF” in Annex A below.
•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. The notes could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over your holding period for the notes. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the notes. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the notes described above, in which case the timing and character of any income or loss on your notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

JPMorgan Structured Investments —	PS- 5
Digital Contingent Buffered Notes Linked to the iShares® Bitcoin Trust ETF

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Fund or bitcoin, which we refer to as the underlying asset with respect to the Fund, or any futures contracts or exchange-traded or over-the-counter instruments based on, or other instruments linked to, either of the foregoing. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is dependent on the performance of the Fund and will depend on whether, and the extent to which, the Fund Return is positive or negative. Your investment will be exposed to a loss if the Final Share Price is less than the Strike Share Price by more than the Contingent Buffer Percentage of 20%. In this case, for every 1% that the Final Share Price is less than the Strike Share Price, you will lose an amount equal to 1% of the principal amount of your notes. Under these circumstances, you will lose more than 20% of your principal amount at maturity and may lose all of your principal amount at maturity.
•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE CONTINGENT DIGITAL RETURN — If the Final Share Price is greater than or equal to the Strike Share Price or is less than the Strike Share Price by up to the Contingent Buffer Percentage, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return equal to the Contingent Digital Return, regardless of any appreciation of the Fund, which may be significant.
•	YOUR ABILITY TO RECEIVE THE CONTINGENT DIGITAL RETURN MAY TERMINATE ON THE OBSERVATION DATE — If the Final Share Price is less than the Strike Share Price by more than the Contingent Buffer Percentage of 20%, you will not be entitled to receive the Contingent Digital Return at maturity. Under these circumstances, you will lose more than 20% of your principal amount at maturity and may lose all of your principal amount at maturity.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the notes. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.
•	THE BENEFIT PROVIDED BY THE CONTINGENT BUFFER PERCENTAGE MAY TERMINATE ON THE OBSERVATION DATE — If the Final Share Price is less than the Strike Share Price by more than the Contingent Buffer Percentage, the benefit provided by the Contingent Buffer Percentage will terminate and you will be fully exposed to the depreciation of the Fund from the Strike Share Price to the Final Share Price.
•	OWNING THE NOTES IS NOT THE SAME AS OWNING ANY SHARES OF THE FUND OR ITS UNDERLYING ASSET — The return on your notes will not reflect the return you would realize if you actually purchased any shares of the Fund or its underlying asset or exchange-traded or over-the-counter instruments based on either of the foregoing. You will not have any rights that holders of such assets or instruments have.
•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.
•	WE MAY ACCELERATE YOUR NOTES IF A LIQUIDATION EVENT OCCURS — If a liquidation event occurs and the calculation agent determines, in its sole discretion, that no successor fund is available, we may, in our sole and absolute discretion, accelerate the payment on your notes and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your notes is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. For more information, see “Supplemental Terms of the Notes — Acceleration Upon a Liquidation Event” in this pricing supplement.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

JPMorgan Structured Investments —	PS- 6
Digital Contingent Buffered Notes Linked to the iShares® Bitcoin Trust ETF

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy the notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Risks Relating to the Notes Generally — Lack of Liquidity” above.

JPMorgan Structured Investments —	PS- 7
Digital Contingent Buffered Notes Linked to the iShares® Bitcoin Trust ETF

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of one share of the Fund, including:
•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the actual and expected volatility of the Fund;
•	the time to maturity of the notes;
•	interest and yield rates in the market generally;
•	the occurrence of certain events relating to the Fund that may or may not require an adjustment to the Share Adjustment Factor; and
•	a variety of other economic, financial, political, regulatory, geographical, agricultural, meteorological and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

Risks Relating to the Fund

•	THE FUND IS NOT AN INVESTMENT COMPANY OR COMMODITY POOL AND WILL NOT BE SUBJECT TO REGULATION UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED, OR THE COMMODITY EXCHANGE ACT —

Accordingly, you will not benefit from any regulatory protections afforded to persons who invest in regulated investment companies or commodity pools.

•	THE PERFORMANCE AND MARKET VALUE OF THE FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THE FUND’S UNDERLYING ASSET AS WELL AS THE NET ASSET VALUE PER SHARE — The Fund does not fully replicate the performance of the underlying asset due to the fees and expenses charged by the Fund or by restrictions on access to the underlying asset due to other circumstances. Additionally, there is a risk that part or all of the Fund’s holdings in its underlying asset could be lost or stolen. Access to the Fund’s underlying asset could also be restricted by natural events (such as an earthquake) or human actions (such as a terrorist attack or cyberattack). All of these factors may lead to a lack of correlation between the performance of the Fund and its underlying asset. In addition, because the shares of the Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund.

During periods of market volatility, the Fund’s underlying asset may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Fund and the liquidity of the Fund may be adversely affected.  This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Fund.  Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund.  As a result, under these circumstances, the market value of shares of the Fund may vary substantially from the net asset value per share of the Fund.  For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its underlying asset as well as the net asset value per share of the Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.

•	VOLATILITY RISK — Greater expected volatility with respect to the Fund indicates a greater likelihood as of the Pricing Date that the Final Share Price could be less than the Strike Share Price by more than the Contingent Buffered Percentage. The Fund’s volatility, however, can change significantly over the term of the notes. The closing price of one share of the Fund could fall sharply during the term of the notes, which could result in you losing a significant portion or all of your principal amount at maturity. In addition, because the Fund is linked to a single asset, not a diverse basket or a broad-based index, the notes carry greater risk and may be more volatile than securities linked to the values of a diverse basket or a broad-based index. Furthermore, bitcoin has historically exhibited high price volatility relative to more traditional asset classes and has experienced extreme volatility in recent periods and may continue to do so, which may increase the volatility of the Fund.
•	THE NOTES ARE SUBJECT TO RISKS RELATING TO BITCOIN AND THE BITCOIN NETWORK — The Fund offers exposure to bitcoin. Bitcoin is a digital asset designed to act as a medium of exchange and does not represent legal tender. Use of bitcoin in the retail and commercial marketplace is relatively limited. Bitcoin generally operates without central authority or banks and is not backed by any government or organized governing body. Digital assets such as bitcoin are new and novel products, and their value is influenced by a wide variety of factors that are uncertain and difficult to evaluate. Information about bitcoin holdings is limited, as ownership of bitcoin is semi-anonymous and the supply of accessible bitcoin is unknown.

Bitcoin is an emerging asset class, and regulation in the United States is still developing, including with respect to market integrity, anti-fraud, anti-manipulation, cybersecurity, surveillance and anti-money laundering. Federal,

JPMorgan Structured Investments —	PS- 8
Digital Contingent Buffered Notes Linked to the iShares® Bitcoin Trust ETF

state and/or foreign governments may restrict the use and exchange of bitcoin and any such regulatory actions may adversely affect the value of bitcoin. Bitcoin and the bitcoin network face significant challenges to scaling. Bitcoin has been and may continue to be subject to extreme market volatility.

Competition from other digital assets or so-called “central bank digital currencies” could adversely affect the value of bitcoin. Political or economic crises may motivate large-scale sales of bitcoin, which could result in a reduction in the prices of bitcoin and adversely affect an investment in the notes. Concerns about the perceived or actual environmental or other risks associated with, or bad publicity regarding, bitcoin may lead to decreased participation in the bitcoin network or decreased interest in or use of bitcoin, which could adversely affect the value of bitcoin and therefore the value of and return on the notes. The value of bitcoin may fall to zero, causing you to lose some or most of your principal amount at maturity. If bitcoin continues to be subject to sharp fluctuations, the Fund and the notes may be adversely affected.

The value of bitcoin could be adversely affected by the actions of bitcoin miners. Your investment in the notes could also be adversely affected by a temporary or permanent “fork” (or “split”) of the bitcoin network and the blockchain, with one version running pre-modified software and the other running modified software. Even when held indirectly, investment vehicles like the Fund may be affected by the high volatility associated with bitcoin exposure. Bitcoin is susceptible to theft, loss, destruction and fraud.

Bitcoin exchanges and other trading venues on which bitcoin trades are also relatively new and, in most cases, largely unregulated and may therefore be more exposed to operational problems, fraud and failure than established, regulated exchanges for securities, derivatives and other currencies. Bitcoin exchanges may stop operating or permanently shut down due to fraud, technical glitches, internet disruptions, hackers or malware (e.g., intentional network attacks), which may also affect the price of bitcoin. Events that negatively affect bitcoin may negatively affect the performance of the Fund and the notes.

•	LIMITED TRADING HISTORY — The Fund commenced trading on The Nasdaq Stock Market on January 11, 2024 and therefore has limited historical performance. Accordingly, historical information for the Fund is available only since that date. Past performance should not be considered indicative of future performance.
•	THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

JPMorgan Structured Investments —	PS- 9
Digital Contingent Buffered Notes Linked to the iShares® Bitcoin Trust ETF

Historical Information

The following graph sets forth the historical performance of the Fund based on the weekly historical closing prices of one share of the Fund from January 12, 2024 through September 12, 2025. The Fund commenced trading on The Nasdaq Stock Market on January 11, 2024 and therefore has limited historical performance. The closing price of one share of the Fund on September 18, 2025 was $66.75.

We obtained the closing prices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices above and below may have been adjusted by Bloomberg for actions taken by the Fund, such as stock splits. The historical closing prices of one share of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Fund on the Observation Date. There can be no assurance that the performance of the Fund will result in the return of any of your principal amount.

JPMorgan Structured Investments —	PS- 10
Digital Contingent Buffered Notes Linked to the iShares® Bitcoin Trust ETF

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Fund?” and “Hypothetical Examples of Amount Payable at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the iShares® Bitcoin Trust ETF” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

JPMorgan Structured Investments —	PS- 11
Digital Contingent Buffered Notes Linked to the iShares® Bitcoin Trust ETF

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been issued by JPMorgan Financial pursuant to the indenture, the trustee and/or paying agent has made, in accordance with the instructions from JPMorgan Financial, the appropriate entries or notations in its records relating to the master global note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2023, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2023.

JPMorgan Structured Investments —	PS- 12
Digital Contingent Buffered Notes Linked to the iShares® Bitcoin Trust ETF

Annex A: The iShares® Bitcoin Trust ETF

All information contained in this pricing supplement regarding the iShares® Bitcoin Trust ETF has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, the sponsor of the Fund, iShares Delaware Trust Sponsor LLC (“iShares Delaware”), an indirect subsidiary of BlackRock, Inc. BlackRock Fund Advisors, a California corporation that is wholly-owned subsidiary of BlackRock, is the trustee of the Fund. The Bank of New York Mellon is the cash custodian of the Fund and Coinbase Custody Trust Company, LLC is the bitcoin custodian of the Fund. The Fund is an investment trust that trades on The Nasdaq Stock Market under the ticker symbol “IBIT.”

The Fund seeks to reflect generally the performance of the price of bitcoin before the payment of its expenses and liabilities. The assets of the Fund consist primarily of bitcoin held by the bitcoin custodian on behalf of the Fund. The Fund issues blocks of shares in exchange for deposits of bitcoin and distributes bitcoin in connection with the redemption of blocks of shares. The shares of the Fund are intended to constitute a simple and cost-effective means of making an investment similar to an investment in bitcoin. The shares of the Fund represent units of fractional undivided beneficial interest in and ownership of the Fund. The Fund is a passive investment vehicle that does not seek to generate returns beyond tracking the price of bitcoin and the sponsor of the Fund does not actively manage the bitcoin held by the Fund. The trustee of the Fund sells bitcoin held by the Fund to pay the Fund’s expenses on an as-needed basis irrespective of then-current bitcoin prices.

Currently, the Fund’s only ordinary recurring expense is expected to be iShares Delaware’s fee, which is accrued daily at an annualized rate equal to 0.25% of the net asset value of the Fund and is payable at least quarterly in arrears. The trustee of the Fund will, when directed by iShares Delaware, and, in the absence of such direction, may, in its discretion, sell bitcoin in such quantity and at such times as may be necessary to permit payment of iShares Delaware’s fee and of expenses or liabilities of the Fund not assumed by iShares Delaware. As a result of the recurring sales of bitcoin necessary to pay the Fund sponsor’s fee and the Fund expenses or liabilities not assumed by the Fund sponsor, the net asset value of the Fund and, correspondingly, the fractional amount of bitcoin represented by each share will decrease over the life of the Fund. New deposits of bitcoin, received in exchange for additional new issuances of shares by the Trust, do not reverse this trend.

Information provided to or filed with the SEC by the Fund pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, can be located by reference to SEC file numbers 333-272680 and 001-41914, respectively, through the SEC’s website at http://www.sec.gov. The Fund is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder. The Fund is not a commodity pool for purposes of the Commodity Exchange Act of 1936, as amended, and is not subject to regulation thereunder, and iShares Delaware is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator or a commodity trading advisor.

Bitcoin

Bitcoin is a digital asset the ownership and behavior of which are determined by participants in an online, peer-to-peer network that connects computers that run publicly accessible, or “open source,” software that follows the rules and procedures governing the bitcoin network, commonly referred to as the bitcoin protocol. The value of bitcoin, like the value of other digital assets, is not backed by any government, corporation or other identified body. Ownership and the ability to transfer or take other actions with respect to bitcoin is protected through public-key cryptography. The supply of bitcoin is constrained or formulated by its protocol instead of being explicitly delegated to an identified body (e.g., a central bank) to control. Units of bitcoin, called tokens, are treated as fungible. Bitcoin and certain other types of digital assets are often referred to as digital currencies or cryptocurrencies. No single entity owns or operates the bitcoin network, the infrastructure of which is collectively maintained by (1) a decentralized group of participants who run computer software that results in the recording and validation of transactions (commonly referred to as “miners”), (2) developers who propose improvements to the bitcoin protocol and the software that enforces the protocol and (3) users who choose what bitcoin software to run.

Bitcoin was released in 2009 and, as a result, there is little data on its long-term investment potential. Bitcoin is not backed by a government-issued legal tender or any other currency or asset. Bitcoin is “stored” or reflected on a digital transaction ledger commonly known as a “blockchain.” A blockchain is a type of shared and continually reconciled database, stored in a decentralized manner on the computers of certain users of the digital asset. Bitcoin is created by “mining.” Mining involves miners using a sophisticated computer program to repeatedly solve very complex mathematical problems on specialized computer hardware. Miners can be bitcoin enthusiasts but increasingly are professional mining operations that design and build dedicated machines and data centers as the computing power required to solve the problem continues to increase significantly.

JPMorgan Structured Investments —	PS- 13
Digital Contingent Buffered Notes Linked to the iShares® Bitcoin Trust ETF